Exhibit 99.1

Chicken Soup for the Soul Entertainment to Participate in Upcoming Conferences

COS COB, CT – November 25, 2019 – Chicken Soup for the Soul Entertainment, Inc. (Nasdaq: CSSE), a growing media company building online video-on-demand (VOD) networks that provide video content for all screens, today announced management will be participating in two upcoming investor conferences:

•	Hosting one-on-one meetings at the Benchmark Conference on December 4, 2019 in New York, New York
•	Presenting at the 12th Annual LD Micro Main Event at 8:40 a.m. PT on December 10, 2019 in Los Angeles, CA. In addition, management will be hosting one-on-one meetings on December 10, 2019 and December 11, 2019

For more information or to schedule a one-on-one meeting with management at any of these conferences, please contact your representatives at each firm.

ABOUT CHICKEN SOUP FOR THE SOUL ENTERTAINMENT

Chicken Soup for the Soul Entertainment, Inc. (Nadsaq:CSSE) is a growing media company building and acquiring streaming video-on-demand networks (VOD) that provide content for all screens. The company owns a majority stake in Crackle Plus, a joint venture with Sony Pictures Television, which owns and operates a variety of ad-supported and subscription-based VOD networks including Crackle, Popcornflix, Popcornflix Kids, Truli, Pivotshare, Españolflix and FrightPix. The company also acquires and distributes video content through its Screen Media subsidiary and produces long and short-form original content through Landmark Studio Group, its Chicken Soup for the Soul Originals division and through APlus.com. Chicken Soup for the Soul Entertainment is a subsidiary of Chicken Soup for the Soul, LLC, which publishes the famous book series and produces super-premium pet food under the Chicken Soup for the Soul brand name.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks (including those set forth in the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 1, 2019, as amended April 30, 2019 and June 4, 2019) and uncertainties which could cause actual results to differ from the forward-looking statements. The company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Investors should realize that if our underlying assumptions for the projections contained herein prove inaccurate or that known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections.

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www.cssentertainment.com	@CSSEntertain	www.facebook.com/chickensoupforthesoul

INVESTOR RELATIONS

Taylor Krafchik

Ellipsis

csse@ellipsisir.com

(646) 776-0886

MEDIA CONTACT
Kate Barrette
RooneyPartners LLC
kbarrette@rooneyco.com
(212) 223-0561